Exhibit 99.1

Sanchez Energy Announces Appointment of Robert V. Nelson, III to Its Board of Directors

HOUSTON, Aug. 02, 2016 (GLOBE NEWSWIRE) -- Sanchez Energy Corporation (NYSE:SN) (“Sanchez Energy” or the “Company”), today announced that Robert V. Nelson, III was appointed to its Board of Directors (the “Board”), effective Aug. 2, 2016.  The Board has determined that Mr. Nelson is independent under the rules of the New York Stock Exchange (“NYSE”) and, therefore, is qualified to serve on the Board’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee under the rules of the NYSE and the Securities and Exchange Commission.  Mr. Nelson was appointed to each of these committees concurrently with his appointment as director.

MANAGEMENT COMMENTARY

Commenting on the Board appointment, Tony Sanchez, III, Chief Executive Officer of Sanchez Energy, said:  "Robert has extensive experience that spans all areas of oil and natural gas exploration, drilling and production, including with respect to operations in the Eagle Ford Shale, our core area of focus.  His unique service sector insight and perspective will greatly benefit the Board and management as we work to continuously improve operations and develop our plans for the future."

BACKGROUND

Mr. Nelson, age 40, was most recently with C&J Energy Services Ltd.  (“C&J”) where he was Vice President of Corporate Operational Development.  In this capacity he was responsible for joint ventures and strategic partnerships with operators while assisting in the merger of certain operating units of Nabors Industries Ltd. (“Nabors”) with C&J.

Prior to joining C&J, Mr. Nelson served in positions of increasing importance with Nabors and its subsidiaries.  He began in Corporate Development followed by successful assignments in Treasury, Nabors Drilling USA, and Nabors Well Services.  He was subsequently named Vice President and General Manager of the South Texas Region for Nabors Completion and Production Services, where he was responsible for directing this unit’s rapidly growing activity in the Eagle Ford Shale.

Mr. Nelson worked for UBS before beginning his career at Nabors.  He holds a Bachelor of Arts degree from the University of Texas at Austin and a Master of Business Administration degree from Rice University’s Jones Graduate School of Business.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

COMPANY CONTACT:

Garrick (Rick) Hill
Interim Chief Financial Officer

(877) 847-0009